UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 5, 2007

SEMCO Energy, Inc.
(Exact name of registrant as specified in its charter)

Michigan	001-15565	38-2144267
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 Third Street, Suite A, Port Huron, Michigan		48060
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		810-987-2200

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On January 5, 2007, SEMCO Energy, Inc. (the “Company”) established an unsecured $15 million discretionary line of credit with Charter One Bank, N.A. (the “Lender”), and, in connection therewith, executed a Loan Agreement with the Lender regarding the establishment of the unsecured discretionary line of credit (the “Loan Agreement”).

The Loan Agreement provides for maximum advances from the Lender of $15 million and expires on October 31, 2007. The Lender is not obligated to make any advances under the Loan Agreement and may at any time, without notice, in its sole and absolute discretion, refuse to make advances to the Company under the Loan Agreement without incurring any liability. The Loan Agreement is unsecured, and there are no restrictions on the use of advances made thereunder by the Company.

Advances made under the Loan Agreement will generally bear interest at a rate and terms offered by the Lender and accepted by the Company. The Maturity Date for each advance will be as agreed by the Lender and the Company.

The Loan Agreement provides for customary events of default, including, but not limited to, payment defaults, breaches of representations or warranties, failure to comply with any terms or provisions of other agreements between the Company and the Lender and bankruptcy events. Events of Default under the unsecured discretionary line of credit also include those events that would be a default or event of default under the Company’s Second Amended and Restated Credit Agreement, dated as of September 15, 2005. If an event of default occurs, the Lender is permitted to declare any or all outstanding advances under the Loan Agreement to be immediately due and payable.

Entry into the Loan Agreement is part of the Company’s general financing plans, whereby the Company has entered into several similar unsecured discretionary lines of credit with different lenders to provide several alternative sources from which the Company may obtain discretionary short-term financing, depending on which source provides financing on terms that the Company evaluates as best under the circumstances. The Company anticipates that under these arrangements with various lenders, at any given time, its total outstanding advances under the Loan Agreement and any such current similar financing arrangements, collectively, will not exceed $15 million at the end of each quarter. The Company intends to use amounts advanced under such arrangements primarily to finance the Company’s working capital needs. The advances under these arrangements may fluctuate materially, particularly given the seasonality of the Company’s business.

The foregoing summary does not purport to be complete and is qualified in its entirety by the full text of each of the Loan Agreement, which has been attached hereto as Exhibit 10.1 and is incorporated by reference herein.

This Current Report on Form 8-K contains forward-looking statements regarding the anticipated levels of advances under the Company’s Loan Agreement and current and future similar financing arrangements and the anticipated use of those funds. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements due to a number of factors, including, but not limited to, those discussed above and those described in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements made in this Current Report on Form 8-K, since the statements speak only as of the date of this report. Except as may be otherwise required by law, the Company disclaims any obligation to publicly update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of unanticipated events. Readers are advised, however, to consult any further disclosures the Company may make on related subjects in its documents filed with or furnished to the Securities and Exchange Commission or in its other public disclosures.

Item 8.01	Other Events.

On January 9, 2007, the Michigan Public Service Commission (the “Commission”) approved the base rate case settlement for SEMCO Energy Gas Company, a division of SEMCO Energy, Inc. (the “Company”). The base rate and rate design case was filed with the Commission in May 2006 and included proposals to revise rates charged to customers in the portion of the Company’s Michigan service territory currently regulated by the Commission (the “MPSC Division”). The revised rates go into effect on January 10, 2007.

Under the settlement, revised base rates, which are intended to recover the Company’s non-gas costs of providing service, are estimated to produce total annual revenues of approximately $90.5 million. This total annual revenue figure includes an estimated increase in annual base rate revenues of approximately $12.65 million based on adjusted 2005 test year data. However, the Company expects that, based on the Company's current projections for 2007 residential use per customer, the revised rates will result in an increase of approximately $10.55 million in annualized base rate revenue for the Company. The Company had requested an $18.90 million base rate increase. Under the settlement, the Commission set the Company’s return on common equity at 11% and its overall return at 7.75% (using an industry average capital structure).

Under the settlement, base rates for residential customers will continue to be based on a two-part rate design, using a $10/month customer charge (compared to the current charge of $9.50/month) and a volumetric distribution rate based on average annual residential per customer usage of 96 thousand cubic feet. The Company’s proposals to change the methodology for collecting the cost of lost and unaccounted-for gas and bad debt expense were not part of the settlement. In addition, Company proposals to fund conservation programs and receive a cash return on certain main and compressor investments were not included in the settlement. As part of the settlement, the Company has agreed not to file for Commission approval of further base rate changes for MPSC Division customers until after January 1, 2008.

The Company issued a press release on January 10, 2007, announcing the rate case settlement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

10.1	Loan Agreement between the Company and Charter One Bank, N.A., dated January 5, 2007.
99.1	Press Release issued January 10, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMCO Energy, Inc. (Registrant)

Dated: January 11, 2007	By:	/s/ Michael V. Palmeri

Michael V. Palmeri Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX
Form 8-K
January 5, 2007

Filed
Exhibit No.	Description	Herewith	By Reference

10.1	Loan Agreement between the Company and Charter One Bank, N.A., dated January 5, 2007.	x
99.1	Press Release issued January 10, 2007.	x